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                                                                   EXHIBIT 10.15

                              EMPLOYMENT AGREEMENT
                            (As Amended and Restated)

            AGREEMENT by and between UnumProvident Corporation, a Delaware corporation having its principal executive offices in Chattanooga, Tennessee, and Portland, Maine, (the "Company") and J. Harold Chandler (the "Executive") dated as of the 10th day of November, 2000 (the "Agreement").

            The Company has determined that it is in the best interests of its shareholders to assure that the Company will have the continued dedication of the Executive. Therefore, in order to accomplish this objective, the Executive and the Company entered into an employment agreement dated November 22, 1998, which was amended on May 25, 1999, and the parties desire to amend and restate such agreement by entering into this Agreement.

            NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

            1. Effective Date. The "Effective Date" shall mean June 30, 1999 and as of such date the prior Employment Agreement effective November 8, 1993 ("Former Employment Agreement") between the Executive and Provident Companies, Inc. was terminated and became null and void.

            2. Employment Period. The Company hereby agrees to continue to employ the Executive, and the Executive hereby agrees to continue in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on June 30, 2005 (the "Employment Period"). Beginning on June 30, 2005, the Employment Period shall be automatically extended for one year terms unless either the Company or the Executive shall give the other party not less than ninety (90) days prior written notice of the intention to terminate this Agreement.

            3. Terms of Employment.

                  (a) Position and Duties.

                        (i) During the Employment Period, the Executive shall
            serve as Chairman, President and Chief Executive Officer of the Company with the appropriate authority, duties and responsibilities attendant to such positions


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            including, when requested, serving in a comparable position with respect to any subsidiary of the Company. The Executive shall serve on the Company's Board of Directors (the "Board") during the Employment Period and shall be a member of committees as he shall be appointed to by the Board.

                        (ii) During the Employment Period, and excluding any
            periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote substantially all of his attention and time during normal business hours to the business and affairs of the Company and its subsidiaries and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities. During the Employment Period it shall not be a violation of this Agreement for the Executive to (A) serve, with prior approval of the Board, on corporate, civic or charitable boards or committees (B) deliver lectures, fulfill speaking engagements or teach at educational institutions and (C) manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement. It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

                  (b) Stock Ownership Goal.

            It is intended that the Executive have the opportunity to attain an ownership goal of approximately 1.25% of the outstanding voting common stock of the Company. The Executive currently owns .42% of outstanding voting common stock of the Company. The Board of Directors is supportive of the Executive's stock ownership goal as being an appropriate alignment of commitment and interest to that of the Company's stockholders in increasing stockholder value. In furtherance of this goal, the Compensation Committee of the Company's Board of Directors ("Compensation Committee") shall consider as a guideline for long-term incentive awards the granting of options annually over a ten- year period following 2000 which when added to the Executive's existing ownership, would facilitate the Executive's attaining the stock ownership goal. The Committee's consideration of any such award would take into account strategic performance objectives which will have been established for the Company and approved by the Board of Directors and progress toward meeting such objectives at the time an award is considered. It is understood that in any given year, the performance of the Executive in the context of the Company's performance shall be the principal consideration in determining the number of options to be granted. It is also


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            understood that performance may warrant a lower or higher long-term incentive award than suggested by the guideline referenced above and may warrant a different form of award payment, including other equity instruments or cash. Similarly, other incentive programs available to the Executive, such as the annual incentive plan, may enable him to make an election as to the form of award payment that will facilitate the Executive's attaining his stock ownership goal.

                  (c) Compensation

                              (i) Annual Base Salary. During the Employment
            Period, the Executive shall receive an annual base salary ("Annual Base Salary") of at least $900,000. Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement. Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.

                              (ii) Annual Bonus. During the Employment Period,
            the Executive shall be eligible to receive an annual bonus ("Annual Bonus") with a target level of not less than 100% of Annual Base Salary, or such greater amount as determined by the Compensation Committee. The Annual Bonus shall be paid in cash or in such other form of consideration as agreed to by Executive and the Compensation Committee from time to time.

                              (iii) Incentive Awards. Immediately after the
            Effective Date, the Company granted the Executive options to purchase 500,000 shares of the Company's common stock (the "Initial Option Grant") pursuant to the terms of the Company's Stock Plan of 1999. Except as otherwise provided herein, the Initial Option Grant shall vest in four equal installments, on the first, second, third, and fourth anniversaries of the date of grant. Subsequent to the Initial Option Grant annual long-term incentive awards, generally in the form of equity grants but also using other forms of payment on occasion, will be made by the Compensation Committee based upon competitive market analyses and such other factors it may deem appropriate, including taking into account the stock ownership goal set forth in Section 3 (b).

                              (iv) Other Employee Benefit Plans. During the
            Employment Period, except as otherwise expressly provided herein, the Executive shall be entitled to participate in all employee benefit, welfare and other plans, practices, policies and programs (collectively, "Employee Benefit Plans") applicable to senior executive officers of the Company.


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            The Executive shall also be reimbursed for all reasonable costs associated with the purchase or rental of an additional residence in Portland, Maine, and all reasonable expenses for the Executive and his family in connection with locating and occupying such additional residence, but such reimbursement shall not include the principal costs of purchase or furnishing. Except for excluding principal costs of purchase and furnishing, these residence expenses shall include, but not be limited to: all costs of the physical move; use by Executive of Company owned or leased accommodations in Portland until a residence is located and occupied but no longer than December 31, 2001; closing costs and real estate commissions incurred in the purchase of a replacement residence in Chattanooga, Tennessee and in the purchase of a residence in the Portland, Maine area; an additional amount to cover federal, state and local income taxes incurred as a result of the relocation expenses paid hereunder; and any other expenses covered pursuant to the Company's normal relocation policy. During the period that Executive is seeking a replacement residence in Chattanooga, Tennessee, the Company agrees to rent to Executive his former Chattanooga residence on fair market terms established by a third party appraiser.

                              (v) Retirement Benefit. Upon the Executive's
            termination of employment before June 30, 2001, without Cause (as hereinafter defined) or for Good Reason (as hereinafter defined), or for any reason after June 30, 2001, subject to the conditions set forth in Section 5(c) of this Agreement in the event of termination for Cause, the Executive shall be entitled to an annual retirement benefit payable monthly (the "Retirement Benefit") equal to (a) 50% (the "Replacement Percentage") of the average of his Base Salary and Annual Bonus for the five years in which such amounts were highest within the last ten years of employment less (b) any benefit payable pursuant to the Company's or any of its affiliated company's tax-qualified defined benefit retirement plan and any benefit to which he might be entitled under any nonqualified defined benefit retirement plan maintained by the Company or its affiliated companies. In calculating the Retirement Benefit, the Replacement Percentage shall increase by 1% for each full year the Executive is employed by the Company after his 55th birthday up to a maximum Replacement Percentage of 60%. As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company. The Retirement Benefit shall be payable for the life of the Executive commencing the first of the month following the later of Executive's fifty-fifth birthday and Executive's termination of employment. Upon the Executive's death (whether prior to or after commencement of the Retirement Benefit), his surviving spouse shall be paid an annual benefit of 75% of the Retirement Benefit for her life provided that if such benefit commences before the Executive's 55th birthday, it shall be actuarially reduced.


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            4. Termination of Employment.

                        (a) Death or Disability. The Executive's employment
            shall terminate automatically upon the Executive's death or Disability during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 11(b) of this Agreement of its intention to terminate the Executive's employment. In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties. For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 business days during any consecutive twelve month period as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative.

                        (b) Cause. The Company may terminate the Executive's
            employment during the Employment Period for Cause. For purposes of this Agreement, "Cause" shall mean:

                              (i) the continued failure of the Executive to
            perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board which specifically identifies the manner in which the Board believes that the Executive has not substantially performed the Executive's duties, or

                              (ii) the willful engaging by the Executive in
            illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company, or

                              (iii) conviction of a felony or guilty or nolo
            contendere plea by the Executive with respect thereto.

            For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company. Any act, or failure to


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            act, based upon authority given pursuant to a resolution duly adopted by the Board or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company. The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than 75% through 2001, and thereafter two thirds of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board) finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or
            (ii) above, and specifying the particulars thereof in detail.

                        (c) Good Reason. The Executive's employment may be
            terminated by the Executive for Good Reason. For purposes of this Agreement, "Good Reason" shall mean in the absence of a written consent of the Executive:

                              (i) the assignment to the Executive of any duties
            inconsistent with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 3(a)(i) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                              (ii) any failure by the Company to comply with any
            of the provisions of Section 3(c) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

                              (iii) any purported termination by the Company of
            the Executive's employment otherwise than as expressly permitted by this Agreement, or any failure to renew this Agreement;

                              (iv) any failure by the Company to comply with and
            satisfy Section 10(c) of this Agreement; or

                              (v) failure of the Company to appoint the
            Executive to any of the positions as specified in Section 3(a)(i) as of the date specified therein.


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                        (d) Notice of Termination. Any termination by the
            Company or by the Executive shall be communicated by Notice of Termination to the other party hereto given in accordance with
            Section 11(b) of this Agreement. For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon,
            (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated and
            (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice). The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

                        (e) Date of Termination. "Date of Termination" means if
            the Executive's employment is terminated by the Company other than for Disability, or by the Executive, the date of receipt of the Notice of Termination or any later date specified therein within 30 days of such notice, and if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

            5. Obligations of the Company upon Termination.

                        (a) Good Reason; Other Than for Cause, Death or
            Disability. If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause or Disability, or the Executive shall terminate employment for Good
            Reason:

                              (i) the Company shall pay to the Executive in a
            lump sum in cash within 30 days after the Date of Termination:

                                    A. the greater of the following amounts: (x)
                  the product of three (3) times the sum of (1) the highest annual bonus paid to the Executive for any of the three years prior to the Date of Termination (the "Recent Annual Bonus") and (2) the Executive's Annual Base Salary; and (y) the amount equal to the product of (1) the number of months and portions thereof from the Date of Termination until the end of the Employment Period divided by twelve and (2) the sum of the Executive's Annual Base Salary and the Recent Annual Bonus;


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                                    B. the sum of (x) the Executive's Annual
                  Base Salary through the Date of Termination to the extent not theretofore paid, and (y) the product of (1) the Recent Annual Bonus and (2) a fraction, the numerator of which is the number of days in the fiscal year in which the Date of Termination occurs through the Date of Termination and the denominator of which is 365, to the extent not theretofore paid (the sum of the amounts described in clauses (x) and (y) shall be hereinafter referred to as the "Accrued Obligations"); and

                                    C. the actuarial present value of the
                  Retirement Benefit determined using the actuarial assumptions prescribed under the tax-qualified defined benefit plan under which the Executive was eligible for participation at the time of termination of employment, assuming the Executive had accumulated the greater of (x) three additional years of employment and (y) the number of years and portions thereof of employment from the Date of Termination until the end of the Employment Period. If any portion of the Retirement Benefit in excess of the amount payable under any tax qualified defined benefit plan maintained by the Company or its affiliated companies is not payable in one lump sum, then the Executive shall not receive a benefit under such plan but shall instead receive payment pursuant to this paragraph C. The intent of this provision is to preclude any duplication of benefits.

                              (ii) for the remainder of the Executive's life and
            that of his spouse, the Company shall continue to provide medical and dental benefits to the Executive and his spouse on substantially the same basis as such benefits are provided other senior executive officers of the Company from time to time ("Medical Benefits"); provided that such Medical Benefits shall be secondary to any other coverage obtained by the Executive and further provided that the aggregate amount of premium payments for such coverage shall not exceed $1,000,000;

                              (iii) the Initial Option Grant shall vest and
            remain exercisable for the remainder of its term and all other stock options, restricted stock awards and other equity-based awards shall vest (and such other options shall remain exercisable for a period of, at least three years or the earlier expiration of their initial term); and

                              (iv) to the extent not theretofore paid or
            provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the



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            Company and its affiliated companies through the Date of Termination
            (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

                        (b) Death or Disability. If the Executive's employment
            is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives or to the Executive, as the case may be, under this Agreement, other than for payment of Accrued Obligations, the timely payment or provision of Other Benefits and Medical Benefits, and the Retirement Benefit. In addition, the Initial Option Grant shall vest immediately and remain exercisable for a period of at least three years or the earlier expiration of their initial term. Accrued Obligations shall be paid to the Executive, the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.

                        (c) Cause; Other than for Good Reason.

                              (i) If the Executive's employment shall be
            terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive (x) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid, (y) the Other Benefits through the Date of Termination, and
            (z) if the Date of Termination is after June 30, 2001, the Retirement Benefit; provided, however, if the reason for the Cause termination is the circumstances covered under either Section 4(b)
            (ii) or (iii), the Retirement Benefit in Section 3(c)(v) shall not be applicable.

                              (ii) If the Executive terminates his employment
            other than for Good Reason during the Employment Term, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to Executive (x) his Annual Base Salary through the Date of Termination to the extent theretofore unpaid, (y) the Other Benefits through the Date of Termination, and (z) if the Date of Termination is after June 30, 2001, the Retirement Benefit; provided, however that the Medical Benefits shall be paid if the Executive's employment is terminated other than for Cause after he attains age 55.

            6. Non-exclusivity of Rights. Except as specifically provided, nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor, subject to Section 11(f), shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies. Amounts which are vested benefits or which the


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Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement; provided that the Executive shall not be eligible for severance benefits under any other program or policy of the Company.

            7. Full Settlement. The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement, and such amounts shall not be reduced whether or not the Executive obtains other employment. The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) pursued or defended against in good faith by the Executive regarding the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

            8. Certain Additional Payments by the Company.

                        (a) Anything in this Agreement to the contrary
            notwithstanding and except as set forth below, in the event it shall be determined that any payment or distribution by the Company to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 8) (a "Payment") would be subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the "Excise Tax"), then the Executive shall be entitled to receive an additional payment (a "Gross-Up Payment") in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments. Notwithstanding the foregoing provisions of this Section 8(a), if it shall be determined that the Executive is entitled to a Gross-Up Payment, but that the Payments do not exceed


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            110% of the greatest amount (the "Reduced Amount") that could be paid to the Executive such that the receipt of Payments would not give rise to any Excise Tax, then no Gross-Up Payment shall be made to the Executive and the Payments, in the aggregate, shall be reduced to the Reduced Amount.

                        (b) Subject to the provisions of Section 8(c), all
            determinations required to be made under this Section 8, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company's independent auditors or such other certified public accounting firm reasonably acceptable to the Executive as may be designated by the Company (the "Accounting Firm") which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any Gross-Up Payment, as determined pursuant to this Section 8, shall be paid by the Company to the Executive within five days of the later of (i) the due date for the payment of any Excise Tax, and (ii) the receipt of the Accounting Firm's determination. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made ("Underpayment"), consistent with the calculations required to be made hereunder. In the event that the Company exhausts its remedies pursuant to Section 8(c) and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

                        (c) The Executive shall notify the Company in writing of
            any claim by the Internal Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment. Such notification shall be given as soon as practicable but no later than ten business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid. The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which it gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due). If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:


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                              (i) give the Company any information reasonably
            requested by the Company relating to such claim,

                              (ii) take such action in connection with
            contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company,

                              (iii) cooperate with the Company in good faith in
            order effectively to contest such claim, and

                              (iv) permit the Company to participate in any
            proceedings relating to such claim; provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses. Without limitation on the foregoing provisions of this Section 8(c), the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund or contest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided, however, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive, on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and further provided that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount. Furthermore, the Company's control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

                        (d) If, after the receipt by the Executive of an amount
            advanced by the Company pursuant to Section 8(c), the Executive becomes entitled to receive any refund with respect to such claim, the Executive shall promptly pay to


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

            the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto). If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 8(c), a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

            9. Covenant Not to Compete; Confidential Information.

                         (a) During the term of this Agreement, and for a one
            year period after the Date of Termination, the Executive shall not directly or indirectly, own, manage, operate, join, control, or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, whether for compensation or otherwise, without the prior written consent of the Company. For the purposes of this Agreement, a "competing business" shall be any business which is a significant competitor of the Company, or which the Company reasonably determines may become a significant competitor, unless the Executive's primary duties and responsibilities with respect to such business are not related to the management or operation of disability insurance or complementary special risk products and services in any country where the Company is conducting business. Should the Executive, directly or indirectly, own, manage, operate, join, control or participate in the ownership, management, operation or control of, or be employed by or connected in any manner with, any competing business, all payments under this Agreement shall cease.

                        (b) The Executive hereby acknowledges that, as an
            employee of the Company, he will be making use of, acquiring and adding to confidential information of a special and unique nature and value relating to the Company and its strategic plan and financial operations. The Executive further recognizes and acknowledges that all confidential information is the exclusive property of the Company, is material and confidential, and is critical to the successful conduct of the business of the Company. Accordingly, the Executive hereby covenants and agrees that he will use confidential information for the benefit of the Company only and shall not at any time, directly or indirectly, during the term of this Agreement, and thereafter for all periods during which severance or other amount is paid, divulge, reveal or communicate any confidential information to any person, firm, corporation or entity whatsoever, or use any confidential information for his own benefit or for the benefit of others. In no event shall an asserted violation of the provisions of this Section 9(b) constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

                        (c) Any termination of the Executive's employment or of
            this Agreement shall have no effect on the continuing operation of this Section 9.

                        (d) In addition to the cessation of payments set forth
            in Section 9(a), the Executive acknowledges and agrees that the Company will have no adequate remedy at law, and could be irreparably harmed, if the Executive breaches or threatens to breach any of the provisions of this Section 9. The Executive agrees that the Company shall be entitled to equitable and/or injunctive relief to prevent any breach or threatened breach of this Section 9, and to specific performance of each of the terms hereof in addition to any other legal or equitable remedies that the Company may have. The Executive further agrees that he shall not, in any equity proceeding relating to the enforcement of the terms of this Section 9, raise the defense that the Company has an adequate remedy at law.

                        (e) The terms and provisions of this Section 9 are
            intended to be separate and divisible provisions and if, for any reason, any one or more of them is held to be invalid or unenforceable, neither the validity nor the enforceability of any other provision of this Agreement shall thereby be affected. The parties hereto acknowledge that the potential restrictions on the Executive's future employment imposed by this Section 9 are reasonable in both duration and geographic scope and in all other respects. If for any reason any court of competent jurisdiction shall find any provisions of this Section 9 unreasonable in duration or geographic scope or otherwise, the Executive and the Company agree that the restrictions and prohibitions contained herein shall be effective to the fullest extent allowed under applicable law in such jurisdiction.

                        (f) The parties acknowledge that this Agreement would
            not have been entered into and the benefits described in Sections 3 or 5 would not have been promised in the absence of the Executive's promises under this Section 9.

            10. Successors.

                        (a) This Agreement is personal to the Executive and
            without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution. This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

                        (b) This Agreement shall inure to the benefit of and be
            binding upon the Company and its successors and assigns.

                        (c) The Company will require any successor (whether
            direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

            11. Miscellaneous.

                        (a) This Agreement shall be governed by and construed in
            accordance with the laws of the State of Delaware, without reference to principles of conflict of laws. The captions of this Agreement are not part of the provisions hereof and shall have no force or effect. This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

                        (b) All notices and other communications hereunder shall
            be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Executive:

                  J. Harold Chandler
                  UnumProvident Corporation

                  1 Fountain Square                  2211 Congress Street
                  Chattanooga, Tennessee 37402       Portland, Maine 04122

                  If to the Company:

                  UnumProvident Corporation

                  1 Fountain Square                  2211 Congress Street
                  Chattanooga, Tennessee 37402       Portland, Maine 04122

                  Telecopy Number:  (423) 755-5036 or (207) 575-4377
                  Attention: F. Dean Copeland, EVP- Legal and Administrative Affairs
            or to such other address as either party shall have furnished to the other in writing in accordance herewith. Notice and communications shall be effective when actually received by the addressee.

                        (c) The invalidity or unenforceability of any provision
            of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

                        (d) The Company may withhold from any amounts payable
            under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

                        (e) The Executive's or the Company's failure to insist
            upon strict compliance with any provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 4(c)(i)-(iv) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

                        (f) From and after the Effective Date this Agreement
            shall supersede any other employment, severance or change of control agreement between the parties with respect to the subject matter hereof.

            IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.


                                        /s/ J. Harold Chandler
                                        -------------------------------
                                        J. Harold Chandler

                                        UnumProvident Corporation


                                        By /s/ F. Dean Copeland
                                           -------------------------------
                                           F. Dean Copeland
                                           EVP, Legal and Administrative Affairs
58587


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